Exhibit 10.43

                   ASSIGNMENT, ASSUMPTION AND LICENSE AGREEMENT

      This ASSIGNMENT, ASSUMPTION AND LICENSE AGREEMENT (the "Agreement") is made and executed as of July 15, 1999, by and between CPEC LLC, a Delaware limited liability company ("CPEC"), and INTERCARDIA, INC., a Delaware corporation ("Intercardia"). Capitalized terms not otherwise defined herein are used as defined in Article I hereof.

                                 R E C I T A L S

      A. CPEC owns or has certain rights to certain patents, patent applications, technology, data, know-how and other rights related to Bucindolol for use as a pharmaceutical therapy for congestive heart failure and/or left ventricular dysfunction.

      B. Intercardia and CPEC are parties to an agreement with BASF Pharma/Knoll AG dated as of December 19, 1996 (the "Knoll Agreement") related to the development and commercialization of Bucindolol in the Knoll Territory.

      C. Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron"), wishes to acquire, and Intercardia wishes to sell, 65% of the limited liability company interests of CPEC, in exchange for certain shares of Intercardia common stock owned by Interneuron (the "Exchange").

      D. Following the Exchange, Intercardia and Interneuron will jointly develop Bucindolol in the CPEC Territory under the LLC Agreement.

      E. As a condition of the Exchange, (i) CPEC desires to assign to Intercardia, and Intercardia desires to assume, all rights and obligations of CPEC under the Knoll Agreement and (ii) CPEC desires to license to Intercardia, and Intercardia desires to license from CPEC, the intellectual property rights of CPEC related to Bucindolol in the Knoll Territory.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, CPEC and Intercardia hereby agree as follows:


                                   ARTICLE I -
                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the corresponding meanings specified below.

      "AFFILIATE" means, when used with reference to a specified person or entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the specified person. The term "control" means the ownership, directly or indirectly, of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of an entity, or the power to director or cause the direction of the management and policies of a person or entity, whether by contract or otherwise.

      "BEAT" means the Bucindolol Evaluation in Acute Myocardial Infarction Trial being conducted by Knoll.

      "BEST" means the "Beat-blocker Evaluation of Survival Trial" being conducted by the National Institutes of Health and the Veterans Administration, evaluating the use of Bucindolol in treating patients with congestive heart failure.

      "BMS LICENSE" means the Agreement dated as of December 6, 1991, between Bristol-Myers Squibb Company and Cardiovascular Pharmacology and Engineering Consultants, Inc., a predecessor-in-interest of CPEC.

      "BUCINDOLOL" means the compound Benzonitrile,
2-[2-hydroxy-3-[[2-(1H-indol-3-yl)-1,1-dimethylethyl]amino]propoxy]-, monohydrochloride, also known under the trademark "BEXTRA".

      "BUCINDOLOL INTELLECTUAL PROPERTY" means the Trademarks and any patents, patent applications, copyrights, know-how, processes, formulae, data (including, but not limited to, preclinical, clinical, and marketing data) and trade secrets relating to the manufacture, development, commercialization or use of Bucindolol including any Improvement made or acquired by CPEC during the term of this Agreement.

      "CPEC" means CPEC LLC or any predecessors-in-interest, including CPEC, Inc., a Nevada corporation, and Cardiovascular Pharmacology and Engineering Consultants, Inc., a California corporation.

      "CPEC TERRITORY" means the United States of America, the District of Columbia, Puerto Rico and Japan.

      "FIELD" means use of Bucindolol as a pharmaceutical therapy for congestive heart failure and/or left ventricular dysfunction.

      "IMPROVEMENT" means any discovery or invention related to a new claim, indication, formulation, dosage form, delivery method, or use of Bucindolol.

      "KNOLL" means BASF Pharma/Knoll AG and any sublicensee thereof under the Knoll Agreement.

      "KNOLL TERRITORY" means all countries with the exception of the United States of America, the District of Columbia, Puerto Rico and Japan.

      "LLC AGREEMENT" means the Amended and Restated Limited Liability Agreement of CPEC among CPEC, Interneuron and Intercardia, dated as of the date of this Agreement.

      "NET SALES" shall have the meaning specified in Section 6.1 of the Knoll Agreement.(1)

      "ONCE-A-DAY-FORMULATION" means the administration of Bucindolol using a once-a-day formulation, including the formulation, currently being developed by SkyePharma AG (formerly JAGO Pharma AG) under an Agreement for Feasibility Study dated March 15, 1996, as amended.

      "PRODUCT" means Bucindolol and any finished product containing Bucindolol as the active ingredient.

      "TRADEMARK" means the registered trademark BEXTRA(R), any other trademark, trade name or service mark used as a product identifier for Bucindolol and any variations thereof, in each case, whether or not registered.


                                  ARTICLE II -
                         ASSIGNMENT OF KNOLL AGREEMENT;
                         GRANT OF LICENSE TO INTERCARDIA

      2.1 Assignment and Assumption of Knoll Agreement. Effective upon the date of this Agreement, CPEC hereby assigns all of its rights under the Knoll Agreement to Intercardia, and Intercardia hereby assumes and agrees to perform, pay and discharge all of Intercardia's and CPEC's obligations under the Knoll Agreement arising after the date of this Agreement, as such relate to the development or commercialization of Bucindolol or the Product in the Knoll Territory. Without limiting the foregoing, Intercardia will be responsible for all funding obligations of Intercardia and CPEC under the Knoll Agreement related to the development or commercialization of Bucindolol or the Product in the Knoll Territory from and after the date of this Agreement. Nothing in this Agreement is intended to assign or modify CPEC's rights and obligations, if any, to Knoll for the supply of Bucindolol for purposes of the CPEC Territory.

      2.2 Knoll Revenues to Intercardia. In return for the assumption of CPEC's obligations under the Knoll Agreement, Intercardia shall be entitled to receive all revenues from commercialization of Bucindolol or the Product in the Knoll Territory, including royalties, milestone payments and other payments or reimbursements by Knoll under the Knoll Agreement, which relate to periods after the date of this Agreement, subject to Intercardia's obligations to pay CPEC the royalties and share of the milestone payment specified in Article 3 below.

--------------------------
(1) SECTION 6.1 OF THE KNOLL AGREEMENT STATES IN PART: "NET SALES SHALL MEAN THE TOTAL AMOUNT INVOICED BY KNOLL OR ITS AFFILIATES OR SUBLICENSEES, FOR SALES OF LICENSED PRODUCT LESS COMMISSION, DISCOUNTS, RETURNS AND RETURN ALLOWANCES, SALES, USE OR VALUE-ADDED TAXES, DUTIES AND OTHER CREDITS OR ALLOWANCES SHOWN ON THE INVOICES; PROVIDED, HOWEVER, NET SALES SHALL WITH RESPECT TO UNAFFILIATED THIRD PARTIES INCLUDE THE SALES AMOUNT TO SUCH UNAFFILIATED THIRD PARTIES OR AGENTS (AND NOT THE VALUE OF RESALES BY SUCH THIRD PARTIES OR AGENTS) AND ROYALTIES PAYABLE TO THIRD PARTIES IN CONNECTION WITH SALES BY UNAFFILIATED THIRD PARTIES OR AGENTS SHALL BE A DEDUCTIBLE EXPENSE. EXPENSES SHALL BE BASED ON ACTUAL COSTS INCURRED AND SHALL NOT INCLUDE GENERAL ADMINISTRATIVE, CORPORATE
OR AFFILIATE OVERHEAD OR RESERVES...."

2.3   License of Bucindolol Intellectual Property.

            (a) Subject to the terms and conditions herein, CPEC hereby grants to Intercardia an exclusive (even as to CPEC) right and license under the Bucindolol Intellectual Property in the Knoll Territory to make, have made, use, modify, further develop, improve, market, sell and otherwise commercially exploit the Product in the Field. The foregoing license includes CPEC's rights in and to any Improvement that CPEC, makes, discovers, owns or acquires after the date hereof. The license granted to Intercardia hereunder specifically includes a sublicense of CPEC's rights in the Knoll Territory under the BMS License, and is granted subject to the terms of the BMS License.

            (b) CPEC acknowledges and agrees that Knoll is a permitted licensee of Intercardia under this Agreement. The license granted to Intercardia (including the sublicense of the BMS License) may not be sublicensed by Intercardia to any other third party for the development or commercialization of the Product in the Knoll Territory without CPEC's consent, which shall not be unreasonably withheld. However, CPEC's consent shall not be required with respect to any sublicensing by Knoll of its rights or obligations pursuant to the Knoll Agreement to the extent permitted under the Knoll Agreement as of the date of this Agreement.

            (c) Promptly following the execution of this Agreement, Intercardia will notify Knoll in form and substance reasonably acceptable to CPEC of the transfer of CPEC's obligations to Intercardia hereunder and will request that Knoll notify CPEC of any payment defaults or other breaches by Intercardia under the Knoll Agreement. Intercardia will further seek Knoll's agreement that CPEC may but shall not be obligated to cure any default or other breaches by Intercardia thereunder. Intercardia will provide CPEC with a copy of Knoll's acknowledgement of such notice when available.

      2.4   Exchange of Product Information.

            (a) Each of CPEC and Intercardia shall promptly make available to the other party for the purposes set forth in Section 2.4(b) below, all technical, scientific and marketing data and information owned or possessed by it during the term of this Agreement relating to Bucindolol or the Product, including (i) all information relating to indications for use and conditions of Bucindolol or the Product whether or not in the Field and whether existing on the date of this Agreement or arising thereafter, including, without limitation, the database, study report, case report forms and other data and documentation available to CPEC from BEST, (ii) all data and documentation received by Intercardia under the Knoll Agreement related to BEAT and the progress of development of Bucindolol in the Knoll Territory will be reported by Intercardia to CPEC, (iii) BMS Know-How (as defined in the BMS License) and (iv) all other methods, processes, know-how and trade secrets related to Bucindolol or the Product, whether or not patented or patentable. In addition, CPEC shall furnish Intercardia with one complete copy (including appendices) of the New Drug Application ("NDA") as filed with the U.S. Food and Drug Administration, and any amendments to the NDA and a copy of any material correspondence to or from the FDA relating to the safety or efficacy of Bucindolol and Intercardia shall furnish CPEC with the European filing and a copy of any material correspondence to or from the European regulatory authorities, to the extent a copy of such filing and correspondence is available to Intercardia.

            (b) Each party may report data about the safety or efficacy of Bucindolol received from the other party to a regulatory authority, to the extent required by applicable laws and regulations. Intercardia also may furnish any of the foregoing data and information received from CPEC to Knoll or any other permitted licensee of Intercardia, for use in the development or commercialization of the Product in the Knoll Territory. CPEC shall be entitled to use the any of the foregoing data in the development or commercialization of Bucindolol in the CPEC Territory. Any other data or information received by CPEC from Intercardia under this Agreement that constitutes an Improvement will be owned by CPEC if the costs of such Improvement are shared by CPEC pursuant to
Section 8.9 of the LLC Agreement.

      2.5 Improvements. Improvements shall be governed by Section 8.9 of the LLC Agreement, subject to the provisions of the Knoll Agreement.

      2.6 Safety Data Collection and Reporting. CPEC and Intercardia will cooperate to establish a system for the timely collection and reporting of product complaints, adverse events and similar occurrences related to the Product that allows CPEC and Intercardia to report such occurrences to regulatory authorities in the CPEC Territory and the Knoll Territory, respectively, in compliance with applicable laws and regulations.


                                 ARTICLE III --
                                 ROYALTIES, ETC.

      3.1 Royalties to CPEC on Net Sales. In consideration of the exclusive rights granted by CPEC hereunder, Intercardia shall pay CPEC a royalty equal to 6.5% of Net Sales of the Product in the Knoll Territory. CPEC shall be entitled to the foregoing royalty on Net Sales of the Once-a-Day Formulation of Bucindolol, whether or not CPEC shares in the cost of developing the Improvement under Section 8.9 of the LLC Agreement. The royalty shall be payable by Intercardia on Net Sales of the Product in the Knoll Territory, whether sold directly by Intercardia, Knoll (or an affiliate thereof) or any other permitted sublicensee of Intercardia.

      3.2 Duration of Royalty Obligation. Intercardia's obligation to pay CPEC royalties under Section 3.1 of this Agreement shall continue for fifteen years from the first commercial sale of the Product in the Knoll Territory, or termination or expiration of the Knoll Agreement in accordance with its terms, whichever is longer.

      3.3 Milestone Payments under Knoll Agreement. Intercardia will pay CPEC 65% of the $10 million milestone payment received under Section 3.4(d) of the Knoll Agreement (i.e., if Net Sales of the Product in the Knoll Territory exceed $200 million in any consecutive twelve-month period). Intercardia shall notify CPEC in writing 10 days after the receipt of payment of this milestone and such notice shall be accompanied by payment. Intercardia will be entitled to retain the entire $10 million milestone payment due under Section 3.4(c) of the Knoll Agreement upon the first regulatory approval of the Product in certain countries of the European Community.

      3.4 Currency. The payments to CPEC under 3.1 and 3.3 shall be paid in U.S. dollars, converted from foreign currency in the same manner as Knoll converts royalties from foreign currency into U.S. dollars under the Knoll Agreement.

      3.5 Place of Payment. All payments to CPEC under this Agreement shall be made by check or wire transfer in immediately available funds in legal currency of the United States and shall be delivered to CPEC at the address or account designated in writing by CPEC from time to time.

      3.6 Timing of Payment and Royalty Reports. Royalties shall be paid by Intercardia to CPEC within 40 days after the end of each calendar quarter. The payment shall be accompanied by a report of Intercardia, setting forth in reasonable detail the calculation of the royalties payable to CPEC for such calendar quarter, including the Net Sales of the Product and the currency conversion calculation. In addition, Intercardia will furnish CPEC within 24 hours after receipt by Intercardia with copies of any written reports provided by Knoll that relate to the amount or calculation of Net Sales in the Knoll Territory.

      3.7 Defaults in Payment Obligations; Interest. If Intercardia defaults in its payment obligations to CPEC with respect to Net Sales of the Product in the Knoll Territory or the milestone payment to be shared with CPEC, interest shall accrue on the defaulted amount at the rate of 20% per annum until the defaulted payment, with accrued interest, is paid. The amount of the defaulted payment and accrued interest shall be treated as "Member Debt" under Section 8.7 of the LLC Agreement. If such default does not stem from a payment default by Knoll to Intercardia, Intercardia, at CPEC's request, shall assign to CPEC the right to receive a portion of the royalty or any other payment due under Section 3.4 of the Knoll Agreement, if any, owed by Knoll to Intercardia sufficient to satisfy such default. If Knoll has defaulted on its payment obligation, Intercardia, at CPEC's request, will use all commercially reasonable efforts to exercise its rights and remedies under the Knoll Agreement, and will keep CPEC informed of all such efforts. The foregoing shall be in addition to any other rights and remedies CPEC may have under this Agreement or otherwise, at law or in equity, for such default.

      3.8 Third Party Royalties. Intercardia shall be responsible for the timely payment of any royalties payable to BMS under the BMS License upon Net Sales of the Product in the Knoll Territory. Intercardia shall be responsible for any other royalties or similar payments owed to third parties as a result of Intercardia's commercialization of Product in the Knoll Territory under this Agreement.

      3.9 Repatriation Restrictions. Intercardia shall exercise reasonable due diligence to determine if restrictions on the transfer of currency exist in any country which would prevent Intercardia from making payments in the United States. If an unexpected currency restriction occurs, Intercardia shall take all reasonable steps to obtain a waiver of such restrictions or to otherwise enable Intercardia to make such payments, failing which, if Intercardia is prevented from making any payment under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the sales are generated or the payment is to be made, then such payments may be paid by depositing them in the local currency to CPEC's account in a bank acceptable to CPEC in the country whose currency is involved.

      3.10 Taxes. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments payable by Intercardia to CPEC as set forth in this Article 3, Intercardia shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3. Intercardia shall submit appropriate proof of payment of the withholding taxes to CPEC within a reasonable period of time. Intercardia will use efforts consistent with its usual business practices to minimize foreign withholding taxes and CPEC shall cooperate with such efforts. Intercardia will be responsible for any other taxes and assessments on sales of the Product and its other activities under this Agreement.

      3.11 Records. Intercardia will maintain for three (3) years after the submission of each report under Section 3.5 hereof complete and accurate books and records in sufficient detail to enable the milestone payment and the royalties payable hereunder to be verified. Upon reasonable prior notice to Intercardia, CPEC or its duly authorized representative, at CPEC's cost and expense, shall have access to and the right to copy the books and records of Intercardia to conduct an inspection, examination, review or verification thereof. Such access shall be available not more than twice each calendar year, during normal business hours, during the term of this Agreement and for a period of three (3) years after its expiration or termination.


                                  ARTICLE IV --
                     CERTAIN RESPONSIBILITIES OF THE PARTIES

      4.1 Commercialization of Product and Indications. Intercardia shall use commercially reasonable efforts to develop and commercialize the Product in the Knoll Territory, and shall comply in all material respects with all applicable laws, rules and regulations in the performance of its activities in the Knoll Territory. Intercardia shall inform CPEC, through updates to CPEC's BEXTRA Committee, of the development and commercialization status of the Product in the Knoll Territory. Intercardia will promptly notify CPEC if at any time it discontinues in its entirety the development or commercialization of the Product in the Knoll Territory, at which time this Agreement may be terminated by CPEC as provided in Section 6.2(a) hereof.

      4.2 Government Approvals. Intercardia shall be responsible, directly or through Knoll or any other permitted licensee of Intercardia, for obtaining and maintaining all approvals, licenses, registrations or authorizations, including pricing and reimbursement approvals, of any national, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, transport or sale of Product sold in the Knoll Territory. Any of the foregoing may be filed, obtained or maintained in the name of Intercardia or any licensee thereof.

      4.3 Supply of Bucindolol. Intercardia shall be responsible for obtaining supplies of Bucindolol drug substance and the finished Product from Knoll AG or any other qualified third party manufacturer for purposes of the Knoll Territory. CPEC shall not be obligated to supply Intercardia with any part of Intercardia's requirements for Bucindolol unless otherwise agreed by the parties in writing.

                                  ARTICLE V --
                        PROTECTION OF LICENSED TECHNOLOGY

      5.1 Restrictions on Use of Trademarks. Intercardia shall maintain any registrations of Trademarks to be used in the Knoll Territory in its name, to the extent permitted by applicable law. All Trademarks will be assigned to CPEC upon termination of this Agreement under Section 6.2 hereof. Intercardia agrees that any rights arising to it from the use of the Trademark(s) included in the Bucindolol Intellectual Property and any goodwill associated therewith shall inure to the benefit of CPEC. Intercardia shall not have the right to use a Trademark for any purpose other than the marketing of a Product under this Agreement.

      5.2 Prosecution of Patents and Trademarks. Intercardia shall be responsible, at its cost and expense, for prosecuting and maintaining all Trademarks and patent applications, for filing and prosecuting all patent reissues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees, in each case to the extent related to the Bucindolol Intellectual Property in the Knoll Territory provided, however, if Intercardia elects not to file, prosecute or maintain a trademark or patent application or patent included in the Bucindolol Intellectual Property in the Knoll Territory, CPEC shall have the right, at its sole expense, to file, prosecute, or maintain such trademark or patent application or patent, and Intercardia shall cooperate in the filing, prosecution, or maintenance of such patent application or patent.

      5.3 Cooperation. Each party shall cooperate with the other party including, without limitation, executing all lawful papers and instruments and making all rightful oaths and declarations, as may be necessary in the preparation and prosecution of the Bucindolol Intellectual Property for purposes of the Knoll Territory.

      5.4   Infringement.

            (a) Each party shall promptly give written notice to the other party of any infringement or possible infringement of any of the Bucindolol Intellectual Property by a third party. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, Intercardia, directly or through its licensee, shall be responsible, at its discretion and at its cost and expense, for prosecuting any such infringement in the Knoll Territory. In such event, CPEC shall cooperate with Intercardia, at Intercardia's expense. Intercardia shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on CPEC or its Affiliates, without CPEC's prior written consent (which consent shall not be unreasonably withheld).

            (b) If Intercardia fails to prosecute such infringement in a reasonable period of time (but in no event later than sixty (60) days after CPEC provides Intercardia with notice thereof), CPEC shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Intercardia shall cooperate with CPEC, at CPEC's expense. CPEC shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Intercardia or its Affiliates or licensees, without Intercardia's prior written consent (which consent shall not be unreasonably withheld).

                                  ARTICLE VI --
                                   TERMINATION

      6.1 Term. This Agreement shall continue in effect until expiration of all royalty obligations and other obligations hereunder, unless sooner terminated under this Article VI.

      6.2 Termination by CPEC. Subject to the provisions of Section 9.2, CPEC shall have the right to terminate this Agreement upon sixty (60) calendar days notice to Intercardia, if

            (a) Intercardia notifies CPEC that Intercardia has discontinued the development or commercialization of the Product in its entirety in the Knoll Territory; or

            (b) CPEC has received notice from Knoll or Intercardia that Intercardia has defaulted on a payment obligation under the Knoll Agreement and such default is continuing ninety (90) days after notice to Intercardia of such default.

      6.3 Termination by Intercardia. Subject to the provisions of Section 9.2 hereof, Intercardia shall have the right to terminate this Agreement upon ninety
(90) days notice to CPEC upon breach by CPEC of any covenant, representation or warranty under this Agreement that is continuing ninety (90) calendar days after Intercardia gives CPEC written notice of such breach.

      6.4 Rights and Duties Upon Termination. Within 30 days after termination of this Agreement under Sections 6.2 or 6.3:

            (a) Each party shall return to the other party any confidential or proprietary information of the other party received pursuant to this Agreement or otherwise.

            (b) Upon termination of this Agreement by CPEC under Section 6.2, Intercardia shall deliver to CPEC all Bucindolol Intellectual Property which is embodied in physical form, shall assign the Trademarks to CPEC (or any designee thereof), and shall deliver a copy of any and all promotional materials and other data, information, test results, marketing information, customer lists and records, distributor lists and records, sales data and projections, and any other information under Intercardia's control that is related to the manufacture, marketing or sale of the Product in the Knoll Territory, to the extent permitted to be delivered by the Knoll Agreement or applicable law.

            (c) Upon termination of this Agreement by CPEC under Section 6.2, Intercardia may sell, to the extent permitted by applicable law, any remaining inventory and finished goods for a period not to exceed six (6) months, subject to the royalty obligations and other provisions of this Agreement.

            (d) Upon termination of this Agreement by Intercardia under Section 6.3, the licenses granted to Intercardia under Article II hereof shall be fully paid.

            (e) Upon termination of this Agreement by CPEC under Section 6.2(b) hereof, CPEC may, but shall not be obligated to, upon written notice to Knoll and Intercardia, assume all rights and obligations of Intercardia under the Knoll Agreement. In such event, CPEC shall pay Intercardia a commercially reasonable royalty on Net Sales of Bucindolol in the Knoll Territory, if and to the extent CPEC has recovered all amounts previously owed by Intercardia to CPEC under this Agreement. The royalty to Intercardia shall be negotiated by the parties in good faith.

            (f) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

      6.5 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Articles VI, VII, VIII and IX shall survive the termination of this Agreement, together with any other provisions to the extent required for the full observation and performance of the surviving terms by any of the parties hereto.


                                 ARTICLE VII --
                                   DISCLAIMERS

      7.1 No Warranty. CPEC MAKES NO EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE BUCINDOLOL INTELLECTUAL PROPERTY, THE PRODUCT OR ANY INFORMATION COMMUNICATED TO INTERCARDIA BY CPEC. SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, CPEC MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF THE TECHNOLOGY OR THE PRODUCT. THE RIGHTS GRANTED HEREUNDER ARE GRANTED ON AN "AS IS" BASIS.

                                 ARTICLE VIII --
                                    INDEMNITY

      8.1 Indemnification by Intercardia. Intercardia will indemnify and hold harmless CPEC and its Affiliates, employees, officers, directors, stockholders and agents (a "CPEC Indemnified Party") from and against any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) which the CPEC Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Intercardia of any covenant, representation or warranty of Intercardia contained in this Agreement, or (ii) the successful enforcement by a CPEC Indemnified Party of any of the foregoing.

      8.2 Indemnification by CPEC. CPEC will indemnify and hold harmless Intercardia and its Affiliates, employees, officers, directors, shareholders and agents (a "Intercardia Indemnified Party") from and against any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) which the Intercardia Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by CPEC of any covenant, representation or warranty of CPEC contained in this Agreement, or
(ii) the successful enforcement by a Intercardia Indemnified Party of any of the foregoing.

      8.3 Conditions to Indemnification. As a condition of indemnification under Sections 8.1 and 8.2, the party seeking indemnification must give written notice to the other party of the existence and nature of such claim within thirty (30) business days after receiving actual knowledge of such claim. Within twenty (20) days thereafter, the party receiving an indemnity notice relating to a claim by a third party must elect or decline in writing to accept such claim for defense. As to any other type of indemnity claim (e.g., for breach), the party receiving the notice must indicate within the twenty (20)-day period whether it accepts or disputes the indemnification obligation; if it accepts the obligation, payment of such amount shall be made no later than 30 days thereafter. If a third party claim has been accepted for defense by the indemnifying party, the indemnified party shall not have any authority to resolve, compromise or settle the third party claim without the indemnifying party's written consent. An indemnified party may participate in, but not control, the defense of a claim for which it is receiving indemnity, at its own cost and expense.

      8.4 Rights Not Exclusive. The indemnification rights and obligations under this Article VIII shall be in addition to any other indemnification rights and obligations of the parties.


                                  ARTICLE IX --
                                  MISCELLANEOUS

      9.1 Notices. Any notice required to be given hereunder shall be in writing, shall refer specifically to this Agreement, and shall be sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows, or to such other addressee as shall be properly designated in accordance with these notice provisions. All such notices shall be deemed to have been given when received at the address specified below.

       IF TO CPEC:

            c/o Interneuron Pharmaceuticals, Inc.
            99 Hayden Avenue, Suite 200
            Lexington, MA 02421
            Facsimile:  781-862-3859
            Telephone:  781-402-3400
            Attention:  Glenn L. Cooper, M.D.

      IF TO INTERCARDIA:

            Intercardia, Inc.
            Post Office Box 14287
            3200 East Highway 54
            Cape Fear Building, Suite 300
            Research Triangle Park, NC 27709
            Facsimile:  919-544-1245
            Telephone:  919-558-8688
            Attention:  Clayton I. Duncan

            With a copy to:

            Wyrick Robbins Yates & Ponton LLP
            4101 Lake Boone Trail, Suite 300
            Raleigh, NC 27607
            Facsimile:  919-781-4865
            Telephone:  919-781-4000
            Attention:  Larry E. Robbins, Esq.

      9.2 Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of the Agreement, shall be finally resolved by binding arbitration, provided that no termination shall be effective until resolution of the arbitration referred to in this Section 9.2. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Interneuron and Intercardia and the third shall be appointed by the two arbitrators; provided, however, if no mutually acceptable arbitrator can be agreed to by the first two arbitrators, a third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to direct the Parties as to the manner in which the Parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Section shall be construed to preclude either Party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

      9.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

      9.4 Confidentiality. Each party may have access through CPEC (including as a member, director or member of the BEXTRA Committee) or otherwise under this Agreement to confidential or proprietary information of CPEC or third parties (including Knoll). In such event, the receiving party shall hold in confidence and not disclose to any third party any information from the disclosing party that is marked as confidential or proprietary, and shall cause its representatives to do the same. This restriction shall not apply to information that becomes part of the public domain through no fault of the receiving party or is obtained from a third party who is not under any obligation of confidentiality. In addition, Intercardia may disclose such information to Knoll for purposes of the Knoll Agreement, and any receiving party may disclose the information to a consultant, collaborator or potential collaborator who is subject to obligations of confidentiality comparable to those set forth in this
Section 9.4, if necessary in connection with the conduct of its responsibilities under this Agreement. If the receiving party receives a subpoena or becomes subject to any other legal process requiring disclosure of the disclosing party's confidential or proprietary information, it will promptly notify the disclosing party and cooperate to minimize the scope of the disclosure to the extent practicable. This Section 9.4 shall continue for five years from and after termination of this Agreement.

      9.5 Amendments. Any amendment to this Agreement shall be effective only if adopted by both parties in writing.

      9.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

      9.7 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," and "Sections" shall refer to corresponding provisions of this Agreement.

      9.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      9.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

      9.10 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

      9.11 Consistency with Knoll Agreement. If any term of this Agreement is inconsistent with the Knoll Agreement as such exists as of the date hereof, Intercardia shall notify CPEC of such circumstance and the provision of this Agreement shall be modified to the extent required to be consistent with the Knoll Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above stated.

                                INTERCARDIA, INC.



                              By:__________________________________
                                    Name:
                                    Title:



                              CPEC LLC


                              By:___________________________________
                                    Name:
                                    Title: